Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SI-BONE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

SI-BONE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is SI-BONE, INC. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 18, 2008 under the name SI-BONE Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is SI-BONE, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 31,438,082. The total number of shares of common stock authorized to be issued is 19,333,333, par value $0.0001 per share (the “Common Stock”), of which 6,000,000 shares are designated as “Series 1 Common Stock” and 13,333,333 shares are designated as “Series 2 Common Stock”. The total number of shares of preferred stock authorized to be issued is 12,104,749, par value $0.0001 per share (the “Preferred Stock”), of which 245,096 shares are designated as “Series 1 Preferred Stock”, 709,617 shares are designated as “Series 2 Preferred Stock”, 498,958 shares are designated as “Series 3 Preferred Stock”, 2,509,047 shares are designated as “Series 4 Preferred Stock”, 2,086,138 shares are designated as “Series 5 Preferred Stock”, 3,389,227 are designated as “Series 6 Preferred Stock” and 2,666,666 are designated as “Series 7 Preferred Stock”.

B. Upon the acceptance of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) for filing with the Secretary of State of the State of Delaware (the “Effective Time”):

1. Each 18 shares of Series 1 Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 1 Common Stock. All shares of Series 1 Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 1 Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

2. Each 18 shares of Series 2 Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 2 Common Stock. All shares of Series 2 Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 2 Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

3. Each 18 shares of Series 1 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 1 Preferred Stock. All shares of Series 1 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 1 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

4. Each 18 shares of Series 2 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 2 Preferred Stock. All shares of Series 2 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 2 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

5. Each 18 shares of Series 3 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 3 Preferred Stock. All shares of Series 3 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 3 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

6. Each 18 shares of Series 4 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 4 Preferred Stock. All shares of Series 4 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 4 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

7. Each 18 shares of Series 5 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 5 Preferred Stock. All shares of Series 5 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 5 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

8. Each 18 shares of Series 6 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 6 Preferred Stock. All shares of Series 6 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 6 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

9. Each 18 shares of Series 7 Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into 1 share of Series 7 Preferred Stock. All shares of Series 7 Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series 7 Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

C. The splits made pursuant to subsections 1-9 above are referred to herein as the “Reverse Stock Split.” Unless otherwise specifically noted in this Restated Certificate, all share numbers and prices per share have been adjusted to reflect the Reverse Stock Split.

D. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.050112 per annum for each share of Series 1 Preferred Stock, $0.171360 per annum for each share of Series 2 Preferred Stock, $0.4608 per annum for each share of Series 3 Preferred Stock, $0.504 per annum for each share of Series 4 Preferred Stock, $0.72774 per annum for each share of Series 5 Preferred Stock, $1.317744 per annum for each share of Series 6 Preferred Stock and $0.802656 per annum for each share of Series 7 Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares after the Effective Time).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of any Liquidation Event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a), on a pari passu, equal priority basis. For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.6264 per share for each share of the Series 1 Preferred Stock, $2.142 per share for each share of the Series 2 Preferred Stock, $5.76 per share for each share of the Series 3 Preferred Stock, $6.30 per share for each share of the Series 4 Preferred Stock, $9.0954 per share for each share of the Series 5 Preferred Stock, $16.4718 per share for each share of the Series 6 Preferred Stock and $10.0332 per share for each share of the Series 7 Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock after the Effective Time).

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series 7 Preferred Stock, Series 6 Preferred Stock, Series 5 Preferred Stock, Series 4 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock) until, with respect to the Series 6 Preferred Stock, Series 5 Preferred Stock and Series 4 Preferred Stock, such holders shall have received the Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Series 7 Preferred Stock and Common Stock of this corporation shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series 7 Preferred Stock). For purposes of this Restated Certificate of Incorporation, “Participation Cap” shall mean $32.9436 for the Series 6 Preferred Stock, shall mean $18.1908 for the Series 5 Preferred Stock and shall mean $12.60 for the Series 4 Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock after the Effective Time), which includes amounts paid pursuant to subsection (a) of this Section 2.

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies (such consideration collectively referred to herein as “Contingent Consideration”), the definitive agreement with respect to Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, after taking into account the application of Section 2(c), and (ii) any Contingent Consideration which becomes payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account (x) the previous payment of (1) the Initial Consideration and (2) any other Contingent Consideration as part of the same transaction and (y) the application of Section 2(c). For the avoidance of doubt, holders of the Preferred Stock shall not be deemed to have converted such Preferred Stock into Common Stock pursuant to Section 2(c) until such time such holders of Preferred Stock actually receive as a result of such deemed conversion an amount greater than the amount to which such holders of Preferred Stock would otherwise be entitled pursuant to Sections 2(a) and 2(b) above had the Preferred Stock had not been converted to Common Stock; provided that for the purposes of the application of Section 2(c), the value of the Initial Consideration and any Contingent Consideration shall be determined at the time such Initial Consideration or Contingent Consideration, as applicable, are to be legally distributed to this corporation’s stockholders as a result of such Liquidation Event.

(e) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets, in a single transaction or series of related transactions, by this corporation or any subsidiary or subsidiaries of this corporation, of all or substantially all the assets of this corporation and its subsidiaries taken as a whole (or, if substantially all of the assets of this corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of this corporation or all or substantially all of the assets of such subsidiaries), except where such sale, lease, transfer, exclusive license or other disposition is made to this corporation or one or more wholly owned subsidiaries of this corporation, (B) the consummation of a merger, consolidation or acquisition in which (x) this corporation is a constituent party or (y) a subsidiary of this corporation is a constituent party and this corporation issues shares of its capital stock pursuant to such merger, consolidation or acquisition (except a merger, consolidation or acquisition involving this corporation or a subsidiary in which the capital stock of this corporation outstanding immediately prior to such merger, consolidation or acquisition continue to represent or are converted or exchanged for shares of capital stock which represent, immediately following such merger, consolidation or acquisition at least a majority of the voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or acquisition, the parent corporation of such surviving or resulting corporation); (C) any transaction or series of related transactions to which this corporation is a party in which in excess of fifty percent (50%) of this corporation’s voting power is transferred; provided that a Liquidation Event shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by this corporation or any successor or indebtedness of this corporation is cancelled or converted or a combination thereof occurs, or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability which are not covered by clause (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to take an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding shares of such Preferred Stock (voting together as a single class, and on an as-converted basis).

3. Redemption. The Preferred Stock is not redeemable at the option of the holder.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series 2 Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Series 2 Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.

The initial Conversion Price per share for the Series 6 Preferred Stock shall be $15.5574, and the Initial Conversion Price per share for the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock and Series 7 Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Series 2 Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, resulting in aggregate gross proceeds to this corporation of not less than $50,000,000 and a per share public offering of not be less than $30.0996 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares of Preferred Stock after the Effective Time) (a “Qualified Public Offering”). Each share of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock and Series 7 Preferred Stock shall automatically be converted into shares of Series 2 Common Stock at the Conversion Rate at the time in effect for such shares of Preferred Stock immediately upon the date specified by written consent or agreement of the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of all then outstanding shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock and Series 7 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Series 2 Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series 2 Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series 2 Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series 2 Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Series 2 Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the last sentence of the automatic conversion provision of subsection 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Series 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Series 2 Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the Effective Time, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and other rights to purchase shares of capital stock and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Effective Time other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Shares of Common Stock issued to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors (which approval shall include the affirmative vote of one of the Series 4 Director, the Series 5 Director, the Series 6 Director or Series 7 Director, each as defined below (collectively, the “Preferred Directors”));

(C) Common Stock issued pursuant to an underwritten public offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Effective Time;

(E) Common Stock issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board of Directors (which approval shall include the vote of a Preferred Director) and entered into primarily for a purpose other than for financing purposes;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Common Stock issued upon conversion of (1) the Preferred Stock outstanding as of the Effective Time and (2) the Preferred Stock issued pursuant to that certain Series 7 Preferred Stock Purchase Agreement, dated on or about the Effective Time, by and among this corporation and the Investors set forth on Schedule A thereto;

(H) Shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors (which approval shall include the affirmative vote of a Preferred Director) and is primarily for non-equity financing purposes; or

(I) Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors (which approval shall include the affirmative vote of a Preferred Director) and are primarily for non-equity financing purposes.

(iii) In the event this corporation should at any time or from time to time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Series 2 Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Series 2 Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Series 2 Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) In the event of Financing Acquisition Transaction, pursuant to which this corporation’s stockholders are to receive securities of another corporation (the “Issuing Corporation”) and the Effective Consideration Per Share is less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the consummation of the Financing Acquisition Transaction (the “Closing”), the Conversion Price for such series in effect immediately prior to the Closing shall be adjusted in a manner consistent with subsection (4)(d)(i)(A); provided that (i) the number of shares of “Additional Stock” issued shall be deemed to be equal to the number of the Issuing Corporation’s Merger Shares, (ii) the aggregate consideration per share received by this corporation shall be deemed to be equal to the Effective Consideration Per Share and (iii) the number of shares of “Common Stock Outstanding” shall be deemed to be equal to the number of Consideration Merger Shares, with appropriate corresponding adjustments to the Original Issue Price and Conversion Price of the applicable series of Preferred Stock (including, without limitation, for purposes of determining (x) if the Effective Consideration Per Share is less than the Conversion Price of the applicable series of Preferred Stock and (y) the resulting Conversion Rate of the applicable series of Preferred Stock). For purposes of this subsection 4(g):

(i) “Combined Entity” shall mean the corporation issuing shares to the former stakeholders (including, without limitation, stockholders and other equityholders) of this corporation pursuant to the Financing Acquisition Transaction.

(ii) “Consideration Merger Shares” shall mean all Outstanding Stock of the Combined Entity to be issued to all former stakeholders (including, without limitation, stockholders and other equityholders) of this corporation, as of immediately prior to the Closing, upon the Closing as a result of their holdings in this corporation immediately prior to the Closing.

(iii) “Effective Consideration Per Share” shall mean the fair market value of all Outstanding Stock of the Issuing Corporation (calculated immediately prior to the Financing Acquisition Transaction), which shall be determined in a manner consistent with subsection 2(e)(ii), divided by the number of Issuing Corporation’s Merger Shares.

(iv) “Financing Acquisition Transaction” means a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which does not constitute a Liquidation Event and is entered into primarily for the purpose of financing this corporation, which financing purposes include without limitation, providing this corporation with access to the Issuing Corporation’s cash or financing opportunities.

(v) “Issuing Corporation’s Merger Shares” shall mean all Outstanding Stock of the Combined Entity to be held by all former stakeholders (including, without limitation, stockholders and other equityholders) of the Issuing Corporation, as of immediately prior to the Closing, upon the Closing as a result of their holdings in the Issuing Corporation immediately prior to the Closing.

(vi) “Outstanding Stock” shall mean and include the following: (1) outstanding common stock, (2) common stock issuable upon conversion of outstanding preferred stock, (3) common stock issuable upon exercise of outstanding stock options and other rights to purchase shares of capital stock and (4) common stock issuable upon exercise (and, in the case of warrants to purchase preferred stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Series 2 Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Series 2 Common Stock and the number of shares of Series 2 Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Series 2 Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Series 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Series 2 Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series 2 Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given four (4) business days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(l) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a) below) of the then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis); provided, that, such waiver applies to all series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of (i) each share of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock shall have the right to 0.352941 votes for each share of Series 2 Common Stock into which such Preferred Stock could then be converted and (ii) each share of Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock and Series 7 Preferred Stock, shall have the right to one vote for each share of Series 2 Common Stock into which such Preferred Stock could then be converted, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock (except as otherwise provided below), with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as any shares of Series 2 Common Stock remain outstanding, the holders of outstanding Series 2 Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors. As long as any shares of Series 4 Preferred Stock remain outstanding, the holders of outstanding Series 4 Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series 4 Director”). As long as any shares of Series 5 Preferred Stock remain outstanding, the holders of outstanding Series 5 Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series 5 Director”). As long as any shares of Series 6 Preferred Stock remain outstanding, the holders of outstanding Series 6 Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series 6 Director”). As long as any shares of Series 7 Preferred Stock remain outstanding, the holders of outstanding Series 7 Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series 7 Director”). The holders of Preferred Stock and Series 2 Common Stock (voting together as a single class and not as separate series, and on an as-converted basis, with voting power determined in accordance with subsection (5)(a) below) shall be entitled to elect any remaining directors of this corporation. Each committee of the this corporation’s Board of Directors shall include the directors elected by the holders of Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock and Series 7 Preferred Stock.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as 277,778 shares of Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power (as determined in accordance with subsection (5)(a)) of all then outstanding shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock and Series 7 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i) amend, restate, alter or repeal any provision of this corporation’s Restated Certificate of Incorporation or bylaws, whether by merger, consolidation or otherwise;

(ii) increase or decrease the total number of authorized shares of Preferred Stock;

(iii) create or authorize the creation (by reclassification, merger or otherwise) of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or pari passu with any series of Preferred Stock, other than the issuance of any authorized but unissued shares of Series 7 Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(iv) purchase or redeem or pay any dividend on any capital stock other than stock repurchased from former service providers of this corporation in connection with the cessation of their services;

(v) liquidate, dissolve, or wind-up the affairs of this corporation, or effect any Liquidation Event;

(vi) increase or decrease the authorized number of directors of this corporation;

(vii) exclusively license or transfer all or any portion of the intellectual property rights of this corporation; or

(viii) acquire substantially all of the assets of, or a controlling interest in the voting securities of, another entity, whether by merger, consolidation or otherwise.

(b) So long as any shares of Series 4 Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) adversely alter or change the rights, preferences or privileges of the Series 4 Preferred Stock in a manner that is adverse and different in effect with respect to the Series 4 Preferred Stock as compared to any other series of Preferred Stock without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series 4 Preferred Stock (voting as a separate class).

(c) So long as any shares of Series 5 Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) adversely alter or change the rights, preferences or privileges of the Series 5 Preferred Stock in a manner that is adverse and different in effect with respect to the Series 5 Preferred Stock as compared to any other series of Preferred Stock without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series 5 Preferred Stock (voting as a separate class).

(d) So long as any shares of Series 6 Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) adversely alter or change the rights, preferences or privileges of the Series 6 Preferred Stock in a manner that is adverse and different in effect with respect to the Series 6 Preferred Stock as compared to any other series of Preferred Stock without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series 6 Preferred Stock (voting as a separate class).

(e) So long as any shares of Series 7 Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) adversely alter or change the rights, preferences or privileges of the Series 7 Preferred Stock in a manner that is adverse and different in effect with respect to the Series 7 Preferred Stock as compared to any other series of Preferred Stock without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty five percent (55%) of the outstanding shares of Series 7 Preferred Stock (voting as a separate class).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

E. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights.

(a) Series 1 Common Stock. Shares of Series 1 Common Stock shall have no voting rights, except as otherwise required by law.

(b) Series 2 Common Stock. The holder of each share of Series 2 Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Notwithstanding the foregoing, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

A. The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner provided herein and as now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

This corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article XI or otherwise.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of this corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (3) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

*    *    *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 4th day of October, 2018.

/s/ Jeffrey Dunn
Jeffrey Dunn, President and Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation of SI-BONE, Inc.